EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated October 24, 2023 with respect to the statements of condition including the related portfolio schedules of Buyback Leaders Portfolio 2023-4, American Infrastructure Growth Portfolio 2023-4 and Dividend Income & Value Portfolio 2023-4 (included in Invesco Unit Trusts, Series 2322) as of October 24, 2023 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-273959) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
October 24, 2023